January 2, 2025

Irving Kau
Chief Financial Officer
FOCUS UNIVERSAL INC.
2311 East Locust Court
Ontario, CA 91761

       Re: FOCUS UNIVERSAL INC.
           Registration Statement on Form S-3
           Filed December 26, 2024
           File No. 333-284048
Dear Irving Kau:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Margaret Sawicki at 202-551-7153 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Industrial
Applications and
                                                           Services
cc:   Gilbert J. Bradshaw, Esq.